Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kiora Pharmaceuticals, Inc. (formerly EyeGate Pharmaceuticals, Inc.) on Form S-3 (Nos. 333-255311, 333-231204 and 333-234255) and Form S-8 (Nos. 333-241657, 333-202207, 333-209441, 333-216227, 333-223431 and 333-231207) of our report dated April 15, 2022, on our audits of the financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 15, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
April 15, 2022